Exhibit 5.1

[Cooley Godward LLP Letterhead]

June 23, 2005

Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, California 94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Onyx Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,990,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to its 2005 Equity Incentive Plan (the “2005 Plan”), and up to 3,570,045 shares of the Company’s Common Stock, $0.001 par value (the “Additional Shares”), which were previously registered in connection with the Company’s 1996 Equity Incentive Plan and the Company’s 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”), and which may be offered or sold under the 2005 Plan, which is the successor plan to the Prior Plans.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Additional Shares, when sold and issued in accordance with the 2005 Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit 5.1 to the Registration Statement.

Very truly yours,

Cooley Godward llp

By:	/s/ Laura A. Berezin

Laura A. Berezin